Exhibit 99

VF Reports Record 2012 Fourth Quarter and Full Year Results, and Sets Guidance for Fiscal 2013

  Fourth quarter adjusted EPS up 32% to $3.07 (up 31% to $2.98 on a GAAP basis)
  Full year revenues up 15% to $10.9 billion (up 17% in constant dollars)
  Full year gross margin up 75 basis points to 46.5%
  Full year adjusted EPS up 17% to $9.63 (a record $9.70 on a GAAP basis)
  2013 revenues expected to increase about 6%
  2013 adjusted EPS expected to grow 11% to $10.70 (up 9% to $10.60 on a GAAP basis)
  Gross margin expected to improve by 100 basis points, while operating margin should improve by nearly 100 basis points in 2013
  2013 cash flow from operations to approach $1.4 billion

GREENSBORO, N.C.--(BUSINESS WIRE)--February 15, 2013--VF Corporation (NYSE: VFC) today reported financial results for its fourth quarter and full year ended December 29, 2012. All per share amounts are presented on a diluted basis. All references to “Timberland” include the Timberland® and Smartwool® brands. “Adjusted” amounts refer to non-GAAP measures that exclude Timberland acquisition-related expenses and the gain on the sale of John Varvatos Enterprises, Inc. (“John Varvatos”) as described in the “Adjusted Amounts” paragraph at the end of this release.

“2012 was another year of record revenues and profits for VF, with solid results across nearly every coalition, channel and geography,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “Our performance is confirmation of our greatest competitive advantage – the diversity of our portfolio. It’s this strength, along with our focus on driving operational excellence into all areas of our business, that enables our brands to deliver the industry’s most innovative and meaningful products while deepening relationships with our customers and consumers, and consistently returning value to our shareholders.”

Fourth Quarter 2012 Review

Revenues rose 4 percent (5 percent in constant dollars) to a record $3.0 billion from $2.9 billion in the same period of 2011 driven by strength in the Outdoor & Action Sports and Sportswear coalitions, and in our international and direct-to-consumer businesses. The sale of John Varvatos in April 2012 negatively impacted VF’s revenue growth by 1 percentage point in the fourth quarter.

Gross margin rose by 220 basis points to a record 47.4 percent, compared with 45.2 percent in the same period of 2011, reflecting improvements in every coalition. The higher gross margin reflects the continued shift in our revenue mix towards higher margin businesses and lower year over year product costs.

Operating income on an adjusted basis grew 28 percent to $457 million in the fourth quarter of 2012 compared with $358 million in the same period of 2011. On a GAAP basis, fourth quarter operating income increased 28 percent to $450 million, compared with $351 million in last year’s same period. Acquisition-related expenses for Timberland were $7 million in the fourth quarters of both 2012 and 2011. Adjusted operating margin was 15.1 percent compared to 12.3 percent in the fourth quarter of 2011. On a GAAP basis, operating margin rose to 14.8 percent from 12.1 percent in the fourth quarter of 2011.

Net income on an adjusted basis grew by 32 percent to $344 million, compared with $262 million in the fourth quarter of 2011. Adjusted earnings per share – which excludes Timberland acquisition-related items of $0.09 per share in 2012 and $0.04 per share in 2011 – also increased 32 percent, to $3.07 from $2.32 during last year’s same period. This increase includes the negative impacts of foreign currency translation of $0.04 per share and higher pension expense of $0.05 per share. On a GAAP basis, fourth quarter net income was $334 million, with a 31 percent increase in earnings per share to $2.98.

Full Year 2012 Review

Revenues increased 15 percent to a record $10.9 billion from $9.5 billion in 2011. On a constant dollar basis, full year revenues increased 17 percent. The Timberland acquisition accounted for 9 percentage points, or $907 million, of the revenue growth in 2012. International revenues on a constant dollar basis were up 29 percent, of which Timberland accounted for 17 percent. Direct-to-consumer revenues were up 25 percent, with Timberland accounting for 15 percentage points of the growth. Full year revenue comparisons include a negative impact of about 1 percentage point from the sale of John Varvatos.

Gross margin rose by 75 basis points to a record 46.5 percent, compared with 45.8 percent in 2011, with improvements in nearly every business. The improvement in gross margin reflects the continued shift in our revenue mix towards higher margin businesses.

Operating income on an adjusted basis increased 17 percent to $1.5 billion in 2012. The Timberland acquisition accounted for 6 percentage points of the increase. On a GAAP basis, full year operating income rose 18 percent to $1.5 billion from $1.2 billion in 2011. Acquisition-related expenses for Timberland in 2012 and 2011 were $31 million and $33 million, respectively. Adjusted operating margin was 13.8 percent compared to 13.5 percent in 2011. On a GAAP basis, operating margin was 13.5 percent versus 13.2 percent in 2011. Excluding Timberland, the full year operating margin was 14.4 percent in 2012 and 13.6 percent in 2011.

Net income on an adjusted basis rose 18 percent to $1.1 billion compared to $913 million in 2011. Adjusted earnings per share – which excludes a $0.32 gain from the sale of John Varvatos and $0.25 in Timberland acquisition-related expenses – increased 17 percent to $9.63 from $8.20 in 2011. This increase includes the negative impacts of foreign currency translation ($0.32 per share) and higher pension expense ($0.19 per share). Timberland contributed $1.12 to adjusted earnings per share in 2012, up from $0.60 per share in 2011. On a GAAP basis, full year net income was $1.1 billion while earnings per share grew 22 percent to $9.70 per share.

Fourth Quarter Coalition Review

Outdoor & Action Sports revenues were up 6 percent in the quarter to $1.7 billion.

The North Face® brand’s momentum continued in the quarter despite a second year of unusually warm weather conditions in the U.S. and comparisons against exceptionally strong growth achieved in the prior year’s fourth quarter. Global revenues for The North Face® brand rose 10 percent (11 percent in constant dollars) with strong growth in both the Americas and Europe, and exceptional growth in Asia. The brand’s growth continues to be very well balanced, with double-digit revenue increases in both its wholesale and direct-to-consumer channels.

The Vans® brand achieved a 21 percent (22 percent in constant dollars) increase in global revenues in the fourth quarter, with 14 percent growth in the Americas region and continued outstanding momentum in Europe, where constant dollar revenues rose nearly 60 percent. The Vans® brand also posted double-digit revenue increases in both its wholesale and direct-to-consumer channels.

Timberland’s fourth quarter global revenues, which were also impacted by unseasonably warm weather, were down 4 percent with strong growth in Asia offset by declines in both the Americas and Europe. Timberland’s direct-to-consumer revenues increased by 5 percent in the fourth quarter. This increase was offset by a decline in its wholesale business due to lower closeout sales and other strategic distribution choices to position the brand for long-term growth and profitability.

Fourth quarter Outdoor & Action Sports operating income rose 18 percent and operating margin increased 190 basis points to 18.8 percent compared with 16.9 percent in the 2011 period.

Jeanswear revenues increased 3 percent (4 percent in constant dollars) to $735 million in the quarter. The Americas business grew by 5 percent in constant dollars during the quarter, while Europe posted a modest decline in revenues. Jeanswear revenues in Asia were up modestly reflecting the impact of a buildup in retailers’ inventories.

Global revenues for the Wrangler® brand on a constant dollar basis increased 5 percent driven by solid growth in its Western and Mass businesses in the U.S., and moderate growth in Latin America offset by a slight decline in Europe.

The Lee® brand’s global revenues were about flat on a constant dollar basis in the fourth quarter as the brand continues to navigate challenging dynamics in the mid-tier channel in the U.S. and weak macroeconomic conditions in Europe.

Jeanswear operating margin continued to improve, moving closer to historic levels. Both the Wrangler® and Lee® brands improved profitability in every region of the world, driven by lower year over year product costs and continued improvements in operating efficiencies.

Imagewear revenues grew 2 percent in the fourth quarter to $262 million, with a difficult comparison against strong growth achieved in the prior year period. As anticipated, the higher product costs that negatively impacted profitability in the first nine months of the year subsided, contributing to a 19 percent increase in operating income and 13.1 percent operating margin in the fourth quarter of 2012 versus 11.2 percent in the fourth quarter of 2011.

Sportswear had an outstanding quarter with revenues increasing 15 percent to $183 million and both the Nautica® and Kipling® (U.S.) brands achieving strong double-digit revenue growth. Nautica® brand growth reflected double-digit revenue increases in both its wholesale and direct-to-consumer businesses. Sportswear operating income was up 70 percent in the quarter, with operating margin up 580 basis points over the prior year. An overall higher mix of direct-to-consumer business for the coalition and improved operating performance in Nautica® retail stores drove this significant improvement.

Contemporary Brands revenues were down 17 percent in the quarter to $107 million, with the decline due entirely to the sale of John Varvatos. Excluding John Varvatos in both the 2011 and 2012 periods, revenues increased 4 percent. Revenues for the 7 For All Mankind® brand rose modestly while the Splendid® and Ella Moss® brands, on a combined basis, achieved high single-digit revenue growth in the quarter.

Contemporary Brands’ operating income and profitability in the fourth quarter both improved, with operating income increasing 20 percent and operating margin expanding by 260 basis points (320 basis points excluding John Varvatos). This improvement was driven by improved direct-to-consumer performance and lower closeout sales.

International Review (In Constant Dollars)

Fourth quarter international revenues increased 7 percent driven by an 11 percent increase in Asia, a 10 percent increase in Americas (non-U.S) and 5 percent growth in Europe. For the full year 2012, international revenues grew 29 percent (11 percent excluding Timberland), with a 28 percent increase in Europe (10 percent excluding Timberland), 42 percent growth in Asia (19 percent excluding Timberland) and a 14 percent increase in the Americas non-U.S. region (10 percent excluding Timberland). International revenues accounted for 37 percent of total VF revenues in 2012 compared with 34 percent in 2011.

Direct-to-Consumer Review

Direct-to-consumer revenues increased 8 percent in the fourth quarter. The North Face® brand’s direct-to-consumer business continued to post strong growth, up 13 percent in the quarter. Direct-to-consumer revenues for the Vans® brand also demonstrated exceptional results with revenues rising by 18 percent. Direct-to-consumer revenues for the Nautica®, Timberland®, Kipling®, Splendid® and Ella Moss® brands each achieved healthy growth during the quarter. A total of 41 stores were opened across our brands in the quarter and 141 stores during the year, bringing the total number of owned retail stores to 1,129. For the full year 2012, direct-to-consumer revenues grew 25 percent and accounted for 21 percent of total VF revenues compared with 19 percent in 2011. Timberland accounted for 15 percentage points of the 25 percent total growth (28 percent excluding John Varvatos) in direct-to-consumer revenues in 2012.

Balance Sheet Review

Inventories remain well controlled, and were down $100 million, or 7 percent, from December 2011 levels. Cash flow from operations reached a record $1.3 billion in 2012, which funded the repayment of all outstanding commercial paper, the repurchase of two million shares, a pension plan contribution of $100 million and a healthy dividend increase.

2013 Guidance

“The year ahead presents tremendous opportunities for us to expand our presence globally, lead our industry in product innovation and identify new platforms to support long-term growth,” said Wiseman. “We are confident that we are the best positioned company in our industry, and look forward to delivering another year of record results to our shareholders.”

Key points related to our full year 2013 outlook include:

  Strong, balanced revenue growth, with sales expected to increase by about 6 percent to $11.5 billion including growth in every coalition. Outdoor & Action Sports revenues should increase by about 10 percent with a near 20 percent increase for the Vans® brand, a high single-digit increase for The North Face® brand and mid single-digit growth for the Timberland® brand. Jeanswear is expecting modest revenue growth driven by a 3-4 percent increase in the Americas region. Contemporary Brands (excluding John Varvatos) and Sportswear are each expected to grow revenues at a high single-digit rate, and mid single-digit growth is expected in Imagewear.
  10 percent growth in international revenues, with continued strength in Asia, where revenues are expected to increase at a low teen rate; high single-digit revenue growth in Europe; and mid-teen growth in the Americas (non-U.S.) region. International revenues should approximate 38 percent of total revenues in 2013.
  Mid-teen growth in direct-to-consumer revenues, driven by approximately 160 store openings in 2013, comp store growth and an increase of over 30 percent in e-commerce revenues. Direct-to-consumer revenues are expected to grow to 23 percent of total revenues in 2013.
  Substantial margin expansion, including a 100 basis point improvement in gross margin and nearly a 100 basis point increase in operating margin.
  Adjusted earnings per share grows to $10.70, representing an 11 percent increase. On a GAAP basis, earnings per share are expected to increase 9 percent to about $10.60 from $9.70 in the prior year, which included the $0.32 per share gain from the John Varvatos sale. In addition, 2013 GAAP earnings per share guidance include a negative $0.10 per share in Timberland acquisition-related expenses, which were $0.25 per share in 2012.
  Record cash flow from operations, approaching $1.4 billion.
  Other full year assumptions include a 24 percent effective tax rate, a euro to U.S. dollar conversion rate of 1.30 and capital expenditures of approximately $325 million.

In terms of the quarterly revenue comparisons in 2013, first quarter revenue growth should be more modest, given seasonal shipments that boosted the prior year’s first quarter revenues. Fourth quarter revenue growth should be the strongest, reflecting the growing contribution and expansion of our direct-to-consumer business.

Adjusted Amounts

This release refers to adjusted amounts that exclude restructuring and other items related to the acquisition of Timberland, which approximated $7 million ($0.09 per share) in the fourth quarter of 2012 compared to $7 million ($0.04 per share) in the same period of 2011. Adjusted amounts for the full year exclude Timberland acquisition-related expenses of $33 million ($0.22 per share) in 2011, $31 million ($0.25 per share) in 2012, and $14 million ($0.10 per share), which is anticipated in 2013. Additionally, adjusted amounts in 2012 exclude the gain on the sale of John Varvatos of approximately $42 million ($0.32 per share inclusive of a $0.10 per share tax benefit triggered by the sale). Reconciliations of GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.87 per share, payable on March 18, 2013 to shareholders of record on March 8, 2013.

Webcast Information

VF will hold its fourth quarter conference call and webcast today at approximately 8:30 a.m. Eastern Time. Interested parties should call 800-946-0722 (domestic) or 719-325-2327 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from February 15 through February 22, 2013, via telephone at 877-870-5176 (access code: 4362236) or at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel and footwear with more than 30 brands. The company’s largest five brands are The North Face®, Wrangler®, Timberland®, Vans®, and Lee®. Other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Nautica®, Red Kap®, Reef®, Riders®, Splendid® and Smartwool®. For more information, please visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer confidence and overall level of consumer demand for apparel; fluctuations in the price, availability and quality of raw materials and contracted products; disruption to VF’s distribution system; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF’s response to changing fashion trends; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions, including the Timberland acquisition; VF's ability to maintain the strength and security of its information technology systems; adverse unseasonable weather conditions; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

(Financial Tables Follow)

VF CORPORATION Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended December		Twelve Months Ended December
	2012	2011	2012	2011

Net sales	$3,003,360	$2,879,431	$10,766,020	$9,365,477

Royalty income	29,900	30,808	113,835	93,755

Total revenues	3,033,260	2,910,239	10,879,855	9,459,232

Costs and operating expenses
Cost of goods sold	1,595,512	1,595,173	5,817,880	5,128,602
Marketing, administrative and general expenses	987,460	963,707	3,596,708	3,085,839
	2,582,972	2,558,880	9,414,588	8,214,441

Operating income	450,288	351,359	1,465,267	1,244,791

Interest income	495	931	3,353	4,778
Interest expense	(22,826)	(25,005)	(93,605)	(77,578)
Other income (expense), net	1,988	3,891	46,860	(7,248)

Income before income taxes	429,945	331,176	1,421,875	1,164,743

Income taxes	95,777	73,182	335,737	274,350

Net income	334,168	257,994	1,086,138	890,393

Net (income) loss attributable to noncontrolling interests	-	(676)	(139)	(2,304)
Net income attributable to VF Corporation	$334,168	$257,318	$1,085,999	$888,089

Earnings per common share attributable to VF
Corporation common stockholders
Basic	$3.04	$2.33	$9.89	$8.13
Diluted	2.98	2.28	9.70	7.98

Weighted average shares outstanding
Basic	109,893	110,204	109,823	109,287
Diluted	112,060	112,668	111,904	111,288

Cash dividends per common share	$0.87	$0.72	$3.03	$2.61

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal fourth quarter ends on the Saturday closest to December 31. For presentation purposes herein, all references to periods ended December 2012 and December 2011 relate to the 13 week and 52 week fiscal periods ended December 29, 2012 and December 31, 2011, respectively.

VF CORPORATION Consolidated Balance Sheets (Unaudited) (In thousands, except share amounts)

	December	December
	2012	2011

ASSETS
Current assets
Cash and equivalents	$597,461	$341,228
Accounts receivable, less allowance for doubtful accounts of $48,998 in 2012 and $54,010 in 2011	1,222,345	1,120,246

Inventories:
Finished products	1,099,229	1,197,928
Work in process	98,191	86,902
Materials and supplies	156,738	168,815
	1,354,158	1,453,645

Other current assets	275,619	272,825
Total current assets	3,449,583	3,187,944

Property, plant and equipment	1,983,417	1,830,039
Less accumulated depreciation	1,155,199	1,092,588
	828,218	737,451

Intangible assets	2,917,058	2,958,463
Goodwill	2,009,757	2,023,460
Other assets	428,405	405,808
Total assets	$9,633,021	$9,313,126

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$12,559	$281,686
Current portion of long-term debt	402,873	2,744
Accounts payable	562,638	637,116
Accrued liabilities	754,142	744,486
Total current liabilities	1,732,212	1,666,032

Long-term debt	1,429,166	1,831,781
Other liabilities	1,346,018	1,290,138
Commitments and contingencies
Stockholders' equity
Preferred Stock, par value $1; shares authorized, 25,000,000: no shares outstanding in 2012 or 2011	-	-
Common Stock, stated value $1; shares authorized, 300,000,000; 110,204,734 shares outstanding in 2012 and 110,556,981 shares outstanding in 2011	110,205	110,557
Additional paid-in capital	2,527,868	2,316,107
Accumulated other comprehensive income (loss)	(453,895)	(421,477)
Retained earnings	2,941,447	2,520,804
Total equity attributable to VF Corporation	5,125,625	4,525,991
Noncontrolling interests	-	(816)
Total stockholders' equity	5,125,625	4,525,175
Total liabilities and stockholders' equity	$9,633,021	$9,313,126

VF CORPORATION Consolidated Statements of Cash Flows (Unaudited) (In thousands)
	Twelve Months Ended December
	2012	2011

Operating activities
Net income	$1,086,138	$890,393
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	148,969	127,203
Amortization of intangible assets	47,929	41,708
Other amortization	41,058	29,824
Stock-based compensation	92,814	76,739
Provision for doubtful accounts	19,264	12,490
Pension expense in excess of (less than) contributions	(20,198)	46,346
Deferred income taxes	(20,797)	(10,867)
Gain on sale of businesses	(44,485)	-
Other, net	(16,860)	32,665
Changes in operating assets and liabilities, net of purchases and sales of businesses:
Accounts receivable	(111,571)	(154,487)
Inventories	87,620	(7,509)
Other current assets	32,382	(18,449)
Accounts payable	(74,294)	(32,898)
Accrued compensation	(18,907)	2,448
Accrued income taxes	2,142	16,009
Accrued liabilities	(17,005)	(10,834)
Other assets and liabilities	40,801	40,590
Cash provided by operating activities	1,275,000	1,081,371

Investing activities
Capital expenditures	(251,940)	(170,894)
Business acquisition, net of cash acquired	(1,750)	(2,207,065)
Proceeds from sale of businesses	72,519	-
Trademarks acquisition	-	(58,132)
Software purchases	(30,890)	(20,102)
Other, net	(8,230)	(3,840)
Cash used by investing activities	(220,291)	(2,460,033)

Financing activities
Net increase (decrease) in short-term borrowings	(269,010)	250,824
Payments on long-term debt	(2,776)	(2,738)
Proceeds from long-term debt	-	898,450
Payment of debt issuance costs	-	(55,536)
Purchase of Common Stock	(307,282)	(7,420)
Cash dividends paid	(333,229)	(285,722)
Proceeds from issuance of Common Stock, net	62,770	134,012
Tax benefits of stock option exercises	47,213	33,153
Acquisition of noncontrolling interests	-	(52,440)
Other, net	(201)	(338)
Cash provided (used) by financing activities	(802,515)	912,245

Effect of foreign currency rate changes on cash and equivalents	4,039	15,406

Net change in cash and equivalents	256,233	(451,011)

Cash and equivalents - beginning of year	341,228	792,239

Cash and equivalents - end of year	$597,461	$341,228

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended December		Twelve Months Ended December
	2012	2011	2012	2011

Coalition Revenues
Outdoor & Action Sports	$ 1,709,863	$ 1,619,023	$5,866,071	$4,561,998
Jeanswear	734,764	711,565	2,789,293	2,731,770
Imagewear	262,137	256,768	1,075,677	1,025,214
Sportswear	182,724	159,523	577,317	543,515
Contemporary Brands	106,944	128,941	445,960	485,142
Other	36,828	34,419	125,537	111,593

Total coalition revenues	$ 3,033,260	$ 2,910,239	$10,879,855	$9,459,232

Coalition Profit
Outdoor & Action Sports	$ 322,244	$ 273,975	$ 1,019,425	$ 828,228
Jeanswear	131,394	86,005	466,960	413,187
Imagewear	34,300	28,758	145,053	145,655
Sportswear	32,267	18,930	72,978	56,312
Contemporary Brands	8,896	7,411	49,182	35,860
Other	(365)	979	(232)	(1,024)

Total coalition profit	528,736	416,058	1,753,366	1,478,218

Corporate and Other Expenses	(76,460)	(60,808)	(241,239)	(240,675)
Interest, net	(22,331)	(24,074)	(90,252)	(72,800)

Income Before Income Taxes	$ 429,945	$ 331,176	$ 1,421,875	$ 1,164,743

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Three Months Ended December 2012
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$1,709,863	$(13,346)	$1,723,209
Jeanswear	734,764	(3,554)	738,318
Imagewear	262,137	489	261,648
Sportswear	182,724	-	182,724
Contemporary Brands	106,944	(688)	107,632
Other	36,828	-	36,828

Total coalition revenues	$3,033,260	$(17,099)	$3,050,359

Coalition Profit
Outdoor & Action Sports	$322,244	$(3,835)	$326,079
Jeanswear	131,394	(626)	132,020
Imagewear	34,300	93	34,207
Sportswear	32,267	-	32,267
Contemporary Brands	8,896	(75)	8,971
Other	(365)	-	(365)

Total coalition profit	528,736	(4,443)	533,179

Corporate and Other Expenses	(76,460)	-	(76,460)
Interest, net	(22,331)	-	(22,331)

Income Before Income Taxes	$429,945	$(4,443)	$434,388

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Twelve Months Ended December 2012
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$5,866,071	$(117,896)	$5,983,967
Jeanswear	2,789,293	(43,577)	2,832,870
Imagewear	1,075,677	(1,230)	1,076,907
Sportswear	577,317	-	577,317
Contemporary Brands	445,960	(7,054)	453,014
Other	125,537	-	125,537

Total coalition revenues	$10,879,855	$(169,757)	$11,049,612

Coalition Profit
Outdoor & Action Sports	$1,019,425	$(33,263)	$1,052,688
Jeanswear	466,960	(4,148)	471,108
Imagewear	145,053	(335)	145,388
Sportswear	72,978	-	72,978
Contemporary Brands	49,182	(1,142)	50,324
Other	(232)	-	(232)

Total coalition profit	1,753,366	(38,888)	1,792,254

Corporate and Other Expenses	(241,239)	-	(241,239)
Interest, net	(90,252)	-	(90,252)

Income Before Income Taxes	$1,421,875	$(38,888)	$1,460,763

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Unaudited)
(In thousands)

	Three Months		Three Months
	Ended	Operating	Ended	Operating
	December 2012	Margin	December 2011	Margin

Operating Income, as reported under GAAP	$450,288	14.8%	$351,359	12.1%

Timberland acquisition-related expenses	6,811		6,664

Operating Income, as adjusted	$457,099	15.1%	$358,023	12.3%

Net Income, as reported under GAAP	$334,168		$257,318

Timberland acquisition-related expenses	10,226		4,575

Net Income, as adjusted	$344,394		$261,893

	VF Corporation	Timberland	VF Corporation	Timberland
	Three Months	Three Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	December 2012	December 2012	December 2011	December 2011

Diluted earnings per share, as reported under GAAP	$2.98	$0.50	$2.28	$0.30

Timberland acquisition-related expenses	0.09	0.09	0.04	0.04

Diluted earnings per share, as adjusted	$3.07		$2.32

Timberland impact on diluted earnings per share, as adjusted		$0.59		$0.34

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of The Timberland Company and the gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands)

	Twelve Months		Twelve Months
	Ended	Operating	Ended	Operating
	December 2012	Margin	December 2011	Margin

Operating Income, as reported under GAAP	$1,465,267	13.5%	$1,244,791	13.2%

Timberland acquisition-related expenses	30,765		33,490

Operating Income, as adjusted	$1,496,032	13.8%	$1,278,281	13.5%

Timberland profit, excluding acquisition-related expenses	(163,961)

Operating Income, excluding Timberland	$1,332,071	14.4%

Net Income, as reported under GAAP	$1,085,999		$888,089

Timberland acquisition-related expenses	27,927		24,647

Gain on sale of John Varvatos Enterprises, Inc.	(35,814)		-

Net Income, as adjusted	$1,078,112		$912,736

	VF Corporation	Timberland	VF Corporation	Timberland
	Twelve Months	Twelve Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 2012	December 2012	December 2011	December 2011

Diluted earnings per share, as reported under GAAP	$9.70	$0.87	$7.98	$0.38

Timberland acquisition-related expenses	0.25	0.25	0.22	0.22

Gain on sale of John Varvatos Enterprises, Inc.	(0.32)	-	-	-

Diluted earnings per share, as adjusted	$9.63		$8.20

Timberland impact on diluted earnings per share, as adjusted		$1.12		$0.60

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of The Timberland Company and the gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Contacts:
Cindy Knoebel, CFA
VP, Corporate Relations
VF Services
212-841-7141 / 336-424-6189
or
Lance Allega, 336-424-6082
Director, Investor Relations
or
Carole Crosslin, 336-424-7836
Director, Corporate Communications